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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a director nominee and the approval of a non-binding business proposal at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation.

Item 1: On April 26, 2018, Land & Buildings issued an investor presentation titled “Change is Still Needed at Taubman Centers”, which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2: On April 26, 2018, Land & Buildings issued the following press release:

Land & Buildings Sends Letter to Taubman Centers Shareholders

– Believes Urgent Action is Needed to Change the Status Quo at Taubman, with 22% Underperformance Compared to Peers since 2017 Annual Meeting, on Top of Years of Persistent Value Destruction –

– Sees Underperformance as Driven by Apparent Conflicts of Interest Between Taubman Family and Shareholders, Continued Corporate Governance and Operational Deficiencies and Inadequate Approach to Capital Allocation –

– Urges Shareholders Not to Be Misled by Taubman’s Self-Touted Governance Improvements, Which Do Not Go Nearly Far Enough, as Significant Concerning Issues Remain –

– Believes a True Shareholder Representative with Deep Real Estate, Retail and Corporate Governance Experience is Sorely Needed on Taubman Board –

– Vote Today on the BLUE Proxy Card to Elect Highly-Qualified Nominee Jon Litt to the Taubman Board and in Favor of Proposal to Eliminate the Dual-Class Voting Share Structure –

Stamford, CT, April 26, 2018 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land & Buildings") today sent the following letter to the shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”), in connection with its nomination of Jonathan Litt for election to the Board of Directors (“the Board”) at the upcoming 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) and its submission of a non-binding business proposal to request that the Board take steps to eliminate the dual-class voting share structure for approval by shareholders at the 2018 Annual Meeting.

Land & Buildings also today released an investor presentation detailing the case for change at Taubman. The presentation is available at www.savetaubman.com.

The full text of the letter follows:

April 26, 2018

Dear Fellow Taubman Shareholders:

As we enter into our second proxy contest with Taubman Centers, we would like to explain why we are again advocating for meaningful change in the Taubman boardroom. The unfortunate reality, in our view, is that Taubman continues to be a company run for the benefit of the members of the Taubman family (the “Taubman Family”) instead of in the best interests of all shareholders. This is extremely disappointing, and has led Taubman to pay lip service to good corporate governance, all while apparently subverting the true aims of such standards and doing what we view as the bare minimum to appease shareholders.

This Board’s actions have fundamentally inhibited shareholder value creation and have cost all Taubman shareholders dearly, in our view. Notably, Taubman’s shares have underperformed their Class A Mall Peers1 by 22% since the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”)2 and the current Board has failed to seriously consider the will of its shareholders. This is despite the clear message sent by a majority of common shareholders and nearly all active shareholders at the 2017 Annual Meeting, when they voted in favor of the election of Land & Buildings’ nominees, including current nominee Jonathan Litt, and thus effectively against the election of Chairman, President and CEO Robert Taubman and Lead Independent Director Myron Ullman.

This marked underperformance is not difficult to explain. The fundamental conflict between the Taubman Family’s apparent efforts to maintain control of the Company and avoid paying taxes by maintaining the dual-class voting structure, and what we believe is good for the common shareholders who own 98% of the Company, has, in our view, led to an underlying resistance in the boardroom to truly embrace good corporate governance, operational deficiencies and a stubbornly inadequate approach to capital allocation.

That is why we are asking for your support to elect our nominee, myself, Jon Litt, to the Taubman Board. We believe that a true shareholder representative is desperately needed on Taubman’s interconnected and entrenched Board. Surely it’s not too much to ask that a board include one independent shareholder representative, especially when the current Board includes two corporate officers who are also both members of the Taubman Family: Bobby Taubman, Chairman of the Board, President, and Chief Executive Officer, and his brother Billy Taubman, Chief Operating Officer – both of whom have overseen years of poor performance at Taubman. It is time for accountability in the boardroom.

As you decide how to cast your vote in this year’s director election, we urge you to consider the following:

Do not be Fooled by Taubman’s Facade

The bottom-line is that Taubman’s Board has, in our view, done just enough to create the perception of improved governance and management, but if one looks just below the surface, it’s clear that the fundamental issues in the boardroom have not been adequately addressed, and the actions that have been taken were largely in reaction to the harsh glare of shareholder pressure. Consider the following:

•	Taubman would like you to think that they ‘got the message’ from last year’s proxy fight, but the reality is that every corporate governance change they have made has been, in our view, driven by pressure from Land & Buildings and other shareholders.

o	When Taubman was not forthcoming about promised governance changes following the 2017 Annual Meeting, Land & Buildings was compelled to file proxy materials to call a Special Meeting of Shareholders requesting approval of proposals related to the immediate de-staggering and refreshment of the Board. In our view, this is what finally pushed Taubman to adopt a plan that while better than the worst outcome, was not the best that could be done for Taubman shareholders.

•	Taubman’s dual-class voting share structure severely disenfranchises common shareholders by allowing the Taubman Family to effectively control the Company. Furthermore, we believe this structure is largely about delaying taxes for the Taubmans, rather than representing the family’s economic interest, as the Company seems to want shareholders to believe.

o	Taubman has intimated that its dual-class share structure is common in many family companies, and reflects the Taubman Family’s economic interest. However, this is a smoke screen to misdirect common shareholders, in our view. It is important to keep in mind that Taubman Centers is not a family company – it is 98% owned by non-family common shareholders.

o	This dual-class voting share structure constitutes such an egregious conflict of interest, in our view, that it’s critical for shareholders to fully understand the details in order to see the fallacies that we see inherent in the Company’s justifications. Consider the evidence:

▪	The Taubman Family would owe substantial tax if the Company’s assets were sold. We believe this is a primary reason for keeping in place the dual-class structure allowing the Taubman Family to effectively control the Company, as opposed to the Company’s purported reasoning about the family’s economic interest outlined in Taubman’s proxy statement and other materials.
•	The Taubman Family owns Operating Partnership (OP) Units and not common stock. The REIT owns 70% of the operating partnership.
•	We believe the Taubman Family chose to own the OP Units instead of common stock to avoid paying capital gains tax on the properties they contributed at the IPO.
•	Many REIT IPOs were structured this way and provided tax protections to the sponsors for a period of time.
•	However, this is a thing of the past. Green Street Advisors, the leading independent public real estate research firm, covers 83 U.S. REITs – and only three have dual-class structures. The tax protections offered to management in many of these companies have long ago expired, allowing boards to pursue the best interests of common shareholders regardless of the tax consequence of the OP Unit holders. Sadly, the Taubman Family’s use of the dual-class structure subverts the Company’s goal of maximizing long-term value creation for all shareholders.

▪	The Taubman Family has repeatedly used the Series B Preferred Stock structure to the detriment of common shareholders and to advance their own interests, most notably when, through their approximate 30% voting interest, they unilaterally rejected an offer to buy the Company by Simon Property Group after 85% of common shareholders tendered their shares in favor of the sale, and again in 2017 when they effectively blocked the ability of shareholder-supported directors to be elected to the Board despite a majority of common shareholders voting in favor of the shareholder-sponsored directors.[3]
•	Today, Taubman Centers’ NAV is substantially above the current share price[4], however, the interconnected Board with ties to the Taubman Family has, in our view, failed to sell Taubman assets or the Company as doing so would result in the Taubman Family incurring tax, despite there being no duty for the Board to protect the family from taxes.
•	A substantial economic conflict that exists between the Taubman Family’s ownership of tax advantaged OP Units and what we view as the best interests of common shareholders has and continues to adversely impact common shareholders.

▪	Taubman’s argument is akin to a convertible preferred equity holder having voting rights for its economic interest as if it had already converted. The Taubman Family is trying to have its cake and eat it too, in our view.
▪	As Glass, Lewis & Co., LLC (“Glass Lewis”) noted in its report on TCO for the 2017 Annual Meeting, “(T)he Company's track record of not only maintaining, but also utilizing, long frowned upon corporate governance practices such as…a dual-class voting stock structure, among others, to disenfranchise common shareholders…have contributed to sub-optimal operational and TSR performance in recent years” (emphasis added).[5]

▪	That is why we are asking shareholders to approve a non-binding proposal at the 2018 Annual Meeting requesting that the Board take the necessary steps to eliminate the dual-class voting share structure by offering to exchange shares of Taubman Common Stock for shares of the Series B Preferred Stock that is owned almost entirely by the Taubman Family.
▪	It is unfortunate we have had to take this extraordinary step, as the Independent Board members at the Company could have simply done “the right thing”[6] as peers such as Forest City have done and ultimately addressed the problem proactively.

•	The Company has argued that having Chief Operating Officer Billy Taubman on the Board is “critical,” but in reality having a COO on a board in addition to a CEO is neither necessary nor standard practice: Not only are both COO Billy Taubman and CEO Bobby Taubman two corporate officers serving on the Taubman Board but they are both members of the Taubman Family, which we believe compromises the independence of the Board.
o	Billy’s operational knowledge may be valuable to have as an executive, but there is no need for two executives, let alone brothers, in the boardroom, particularly when there has been a failure to hold management accountable for Taubman’s consistent underperformance.
o	Billy has been on the Board for 18 years. Fresh perspectives that are independent of the Taubman Family are needed at TCO.
o	Additionally, Billy does not serve on any committees of the Board and has no other public company board experience.

•	The Company purports to remain committed to good corporate governance yet a closer look at the Board’s actions since the 2017 Annual Meeting suggests otherwise, in our view:

o	Remained opaque in its communications with shareholders regarding the timing of the promised Board declassification and refresh, despite our many requests for full transparency and only disclosed details after we filed proxy materials to call a special meeting requesting an immediate de-staggering and Board refresh.
o	Rather than provide for a more accelerated declassification, the Board chose to effectuate a phased-in declassification so that the Board is not fully declassified until 2020 and chose to wait until 2019 to appoint the third new independent director.
o	Made Michigan the exclusive forum for shareholder litigation without seeking approval from shareholders, which is generally frowned upon by leading proxy voting advisory firms.
o	Refused to constructively engage with one of its largest shareholders that won the support of a majority of common shareholders at the 2017 Annual Meeting and ignored our request to avoid a proxy contest this year by agreeing to voluntarily appoint Jon Litt to the Board and form a committee to evaluate strategies to eliminate the dual-class voting share structure.

•	A closer look at the two new directors reveals questionable independence:
o	Director Mayree Clark is the investment banker who promoted and led the initial public offering (IPO) of Taubman Centers in 1992 at Morgan Stanley. In fact, she was intimately involved and knowledgeable of the very tax structuring that we believe has served to protect the Taubman Family at the expense of common shareholders.
o	Director Michael Embler was the former CIO of Franklin Mutual Advisors, a company which a close Taubman Family friend was the chairman of for many years.[7]

These actions demonstrate to us, and should demonstrate to all common shareholders, that the Board has failed to embrace the need for true independence in the boardroom, and that the corporate governance and board selection process appear to remain fundamentally broken at Taubman.

Taubman’s Operating Performance Continues to Languish

Taubman’s operating results, overseen by COO Billy Taubman, have been consistently and significantly worse than its Class A Mall Peers despite owning the highest quality portfolio. Consider the following:

•	Taubman’s EBITDA margins are abysmal, and deteriorated in 2017 by 320 basis points, growing to a shocking 930 basis points below its Class A Mall Peers.
•	Taubman’s same store net operating income grew 180 basis points less than its Class A Mall Peers, with only 0.7% growth[8], in 2017.
•	Taubman’s 2018 FFO per share consensus estimates have declined by 12% since the beginning of 2017.[9]
•	Land & Buildings’ ideas to improve operations and fix deficiencies at Taubman’s malls – including more food & beverage options, kiosks, and advertising as well as to aggressively reduce expenses – do not appear to have been addressed, likely leading to more underperformance. With the highest rents in the industry, TCO should have the largest margins, yet it troublingly has the lowest margins.

Taubman Stubbornly Refuses to Fix its Capital Allocation Structure

Taubman’s poor capital allocation decisions, including lower than expected development yields and later delayed stabilization dates, have resulted in inferior returns on new investments. Consider these points:

•	The Company lowered development yield expectations again after the 2017 Annual Meeting.
•	Taubman has again delayed its development stabilization time frame and we suspect more delays will ensue.
•	The Board appears positioned to approve another new Asian mall development in 2018.
•	The Company announced that its balance sheet is now expected to remain overleveraged for an additional year than it had anticipated, with debt to EBITDA not expected to reach its targeted range of 6-8x until 2020.

Taubman’s Underperformance Continues Unabated

Taubman’s poor corporate governance, dismal operating results and capital allocation missteps have culminated in substantial total shareholder return underperformance versus its Class A Mall Peers. Taubman underperformed its Class A Mall Peers by 22% since the 2017 Annual Meeting, shining a light on shareholders’ dissatisfaction with the Company’s changes.

In our view, this underperformance is not driven by Taubman’s portfolio, which remains best-in-class. Instead, it is primarily the result of the Company’s pattern of disappointing operating results, perplexing capital allocation decisions and poor corporate governance practices. We believe the short period of relative outperformance in late 2017 was driven by investors’ hope that Elliott Management would help implement substantial changes at the Company.

Elect a True Shareholder Representative to the Board and Support the Elimination of the Dual-Class Voting Share Structure

Clearly change is needed at Taubman. That is why we are asking shareholders to support the election of myself, Jon Litt, to the Board and to approve the non-binding proposal to eliminate the dual-class voting share structure at the 2018 Annual Meeting

We have very little confidence that the Board, as currently composed, has the objectivity and commitment to take the steps necessary to enhance shareholder value at the Company. In contrast, along with decades of real estate experience, I believe that I have unequivocally demonstrated two things: 1) a commitment to doing what is best for all shareholders, and 2) a willingness to stand up to the Taubman Family on the issues that matter. Further, based on the voting results from last year’s Annual Meeting, a majority of the non-Taubman Family shareholders previously supported my election to the Board.

If elected, I would immediately use my decades of successful experience in the REIT and mall sectors to help drive positive operational and capital allocation improvements at Taubman. Additionally, I would push for a strong focus on identifying opportunities and developing strategies to maximize long-term shareholder value at the Company.

On day one, I would introduce the following motions:

1.	Motion to split the Chairman and CEO roles.
2.	Motion to form a special committee of independent directors to evaluate the elimination of the dual-class voting share structure.
3.	Motion to form a capital allocation committee to evaluate ways to improve performance at Taubman, including strategic alternatives, capital allocation and operations.
4.	Motion to sell assets to take advantage of the arbitrage between private and public markets given the substantial discount the shares trade at to Net Asset Value.

***

The bottom-line is that change is urgently needed at Taubman. That is why we are asking you, our fellow shareholders, to vote on the BLUE proxy card for the election of Jon Litt to the Board to be a true voice for all Taubman Shareholders. We also urge you to vote on the BLUE proxy card for approval of the non-binding proposal to eliminate the dual-class voting share structure.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

###

Investor Contact:

Edward McCarthy / Peter Aymar

D.F. King & Co., Inc.

212-269-5550

emccarthy@dfking.com / paymar@dfking.com

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com / JGermani@sloanepr.com

1 Class A Mall Peers defined by Land & Buildings as GGP, Inc., The Macerich Company, and Simon Property Group Inc. (collectively, “Class A Mall Peers”), which are the only U.S. publicly traded regional mall companies (in addition to TCO) that primarily own class A, high sales productivity, enclosed regional malls.

2 Based on unaffected total returns through November 9, 2017 prior to activism reported by REIT Wrap on November 10, 2017.

3 Company filings; Simon Property Group filings; see also Andrew Ross Sorkin: “Big Mall Owner Rejected Bid for Taubman”, The New York Times, November 14, 2002.

4 Based on Wall Street research.

5 Permission to quote from the Glass Lewis report was neither sought nor obtained.

6 Wall Street Journal, April 10, 2018 : https://www.wsj.com/articles/forest-city-board-shake-up-could-be-a-harbinger-for-other-reits-1523380420?mod=searchresults&page=1&pos=1.

7 Michael Price is the former Chairman of Franklin Mutual Advisers. Land & Buildings previously engaged in a conversation with Mr. Price, during which he informed Land & Buildings that he was a friend of Al Taubman, the Founder of Taubman Centers and the father of Chairman, President and CEO Bobby Taubman. Mr. Price also noted that he first met Bobby decades ago and walked malls with Bobby at the time.

8 As disclosed in Company filings, excluding lease termination fees.

9 Based on changes in 2018 consensus FFO per share estimates from Bloomberg from December 31, 2016 through April 24, 2018.

Item 3: The following materials were posted by Land & Buildings to www.savetaubman.com:

SAVE TAUBMAN
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INVESTOR CONTACT

Edward T. McCarthy
D.F. King
212-493-6952

emccarthy@dfking.com

Robert Winkler
Land & Buildings
203-987-5827

SaveTaubman@landandbuildings.com

MEDIA CONTACT

Dan Zacchei / Joe Germani
Sloane & Company
212-486-9500

Dzacchei@sloanepr.com or Jgermani@sloanepr.com

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The views expressed on this website represent the opinions of Land & Buildings Investment Management, LLC and its affiliates (collectively, "L&B"), which beneficially own shares of Taubman Centers, Inc. (the "Company") and are based on publicly available information with respect to the Company. L&B recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with L&B's conclusions. L&B reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. L&B disclaims any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by L&B herein are based on assumptions that L&B believes to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. L&B currently beneficially owns shares of the Company. It is possible that there will be developments in the future that cause L&B from time to time to sell all or a portion of its holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although L&B believes the statements made in this website are substantially accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, L&B makes no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and L&B expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The view and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of L&B.

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Additional Information

Land & Buildings Capital Growth Fund, LP, L & B Real Estate Opportunity Fund, LP, Land & Buildings GP LP, Land & Buildings Investment Management, LLC, and Jonathan Litt (collectively, the "Participants") have filed a definitive proxy statement and an accompanying BLUE proxy card with the SEC to be used to solicit proxies in connection with the 2018 Annual Meeting of Shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2018 Annual Meeting"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the 2018 Annual Meeting because they contain important information, including additional information relating to the Participants. These materials and other materials filed by L&B in connection with the solicitation of proxies are available at no charge at the SEC's website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Land & Buildings with the SEC are also available, without charge, by directing a request to Land & Buildings' proxy solicitor, D.F. King & Co., Inc., at its toll-free number (800) 207-3159 or via email at tco@dfking.com.

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